Montgomery Partnership
                             (A Limited Partnership)

                              Financial Statements

                          INDEPENDENT AUDITORS' REPORT






The Partners
Montgomery Partnership

We have audited the accompanying balance sheet of the Montgomery Partnership (the Partnership) as of December 31, 1999 and the related statements of operations, changes in partners' capital, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Partnership is expected to be terminated in 2001, as the marine vessel in the Partnership has been sold.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 1999, and the results of its operations and its cash flows for the year ended in conformity with accounting principles generally accepted in the United States of America. The accompanying 2000 and 1998 financial statements were not audited by us, and accordingly, we express no opinion or any other form of assurance on them.




SAN FRANCISCO, CALIFORNIA
June 9, 2000


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                             Montgomery Partnership
                             (A Limited Partnership)
                                 Balance Sheets
                                  December 31,
                            (in thousands of dollars)




                                                                               2000                1999
  ASSETS                                                                     (unaudited)
  --------------------------------------------------------------------------------------------------------------

  Accounts receivable                                                     $             --    $             30
  --------------------------------------------------------------------------------------------------------------
        Total assets                                                      $             --    $             30
                                                                          ======================================


  LIABILITIES AND PARTNERS' CAPITAL

  Liabilities:
  Accounts payable and accrued expenses                                   $             --    $            290
  Due to affiliates                                                                     --                   6
  ---------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                   --                 296

  Partners' capital (deficit):
  Limited partners                                                                      --                 (69 )
  General partner                                                                       --                (197 )
                                                                          ---------------------------------------
    Total partners' capital (deficit)                                                   --                (266 )
                                                                          ---------------------------------------

        Total liabilities and partners' capital                            $            --    $             30
                                                                          =======================================













                 See accompanying notes to financial statements.

                             Montgomery Partnership
                             (A Limited Partnership)
                            STATEMENTS OF OPERATIONS
                        For the Years Ended December 31,
                            (in thousands of dollars)


                                                                             2000        1999            1998
                                                                          (unaudited)                   (unaudited)
                                                                         ---------------------------------------------
  REVENUES

  Lease revenue                                                          $       (3)   $   2,106       $   2,466
  Interest and other income (loss)                                              240           11              (9)
  Gain on disposition of the marine vessel                                       --        3,812              --
                                                                         ---------------------------------------------
      Total revenues                                                            237        5,929           2,457
                                                                         ---------------------------------------------

  EXPENSES

  Depreciation expense                                                           --          702             911
  Marine operating expense                                                       12        1,135           1,409
  Repairs and maintenance                                                       (53)         251             500
  Insurance expense                                                             (19)         173              69
  Management fees to affiliate                                                   --          105             123
  Administrative expenses to affiliate                                           10           21              31
  Administrative expenses and other                                              16           32              25
                                                                         ---------------------------------------------
      Total expenses                                                            (34)       2,419           3,068
                                                                         ---------------------------------------------

  Net income (loss)                                                      $      271    $   3,510       $    (611)
                                                                         =============================================







                 See accompanying notes to financial statements.

                             Montgomery Partnership
                             (A Limited Partnership)
              STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (DEFICIT) For the Years Ended December 31, 2000, 1999, and 1998
                            (in thousands of dollars)


                                                                             Limited         General
                                                                            Partners         Partner         Total
                                                                          ---------------------------------------------

    Partners' capital (deficit) as of December 31, 1997                    $     4,677      $  (149)       $   4,528

  Net loss                                                                        (605)          (6)            (611)

  Cash contribution                                                               (197)          (2)            (199)
                                                                           --------------------------------------------

    Partners' capital (deficit) as of December 31, 1998 (unaudited)              3,875         (157)           3,718

  Net income                                                                     3,475           35            3,510

  Cash distribution                                                             (7,419)         (75)          (7,494)
                                                                           --------------------------------------------

    Partners' deficit as of December 31, 1999                                      (69)        (197)            (266)

  Net income                                                                       268            3              271

  Cash distribution                                                                 (5)          --               (5)
                                                                           --------------------------------------------

    Partners' capital as of December 31, 2000 (unaudited)                  $       194      $  (194)       $      --
                                                                           ============================================







                 See accompanying notes to financial statements.

                             Montgomery Partnership
                             (A Limited Partnership)
                            STATEMENTS OF CASH FLOWS
                        For the Years Ended December 31,
                            (in thousands of dollars)


                                                                    2000          1999             1998
                                                                (unaudited)                    (unaudited)
  -----------------------------------------------------------------------------------------------------------
  OPERATING ACTIVITIES

  Net income (loss)                                             $      271     $   3,510         $    (611)
  Adjustments to reconcile net income (loss) to net cash
      provided by (used in) operating activities:
    Depreciation                                                        --           702               911
    Gain on disposition of the marine vessel                            --        (3,812)               --
    Changes in operating assets and liabilities:
      Accounts receivable                                               30            70               (24)
      Prepaid expenses                                                  --            27               (12)
      Accounts payable and accrued expenses                           (290)         (114)             (159)
      Due to affiliates                                                 (6)           (2)               (2)
      Reserve for repairs                                               --          (500)               96
                                                                ---------------------------------------------
        Net cash provided by (used in) operating activities              5          (119)              199
                                                                ---------------------------------------------


  Investing activities
  Proceeds from disposition of vessel                                   --         7,613                --
                                                                -------------------------------------------
        Net cash provided by investing activities                       --         7,613                --
                                                                ---------------------------------------------

  Financing activities

  Cash distributions - limited partners                                 (5)          (75)               (2)
                                                                ---------------------------------------------
        Net cash used in financing activities                           (5)       (7,494)             (199)
                                                                ---------------------------------------------

  Net change in cash and cash equivalents                               --            --                --
  Cash and cash equivalents at beginning of year                        --            --                --
                                                                ---------------------------------------------
  Cash and cash equivalents at end of year                      $       --     $      --         $      --
                                                                =============================================
















                 See accompanying notes to financial statements.

                             Montgomery Partnership
                             (A Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2000

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

Montgomery Partnership, a California limited partnership (the Partnership), was formed during December 1990. The Partnership was formed for the purpose of purchasing a bulk-carrier marine vessel and commenced significant operations in January 1991. The Partnership had no employees nor operations other than the operation of the marine vessel. The Partnership was owned 99% by the limited partners and 1% by the General Partner. The Partnership had two limited partners; PLM Equipment Growth Fund IV (EGF IV) and PLM Equipment Growth Fund V (EGF V), (the Limited Partners). The General Partner is the Montgomery Corporation (MC) which is owned by EGF IV and EGF V. The Limited Partnership isowned 50% by EGF IV and 50% by EGF V.

The Partnership is expected to be terminated during 2001 as the marine vessel in the Partnership was sold December 1999.

These accompanying financial statements had been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. This required management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All amounts as of and for the years ended December 31, 2000 and 1998 are unaudited.

     OPERATIONS

The marine vessel in the Partnership was managed under a continuing management agreement by PLM Investment Management, Inc. (IMI), a wholly-owned subsidiary of PLM Financial Services Inc. (FSI). FSI is a wholly-owned subsidiary of PLM International, Inc. (PLM International). IMI received a monthly management fee from the Partnership for managing the marine vessel (Note 2). FSI, in conjunction with its subsidiaries, sells equipment to investor programs and third parties, manages pools of transportation equipment under agreements with investor programs, and is the general partner of EGF IV, EGF V, and other limited partnerships.

     CASH AND CASH EQUIVALENTS

All cash generated from operations was distributed to the partners, accordingly, the Partnership had no cash balance at December 31, 2000 and 1999.

     ACCOUNTING FOR LEASES

The marine vessel in the Partnership was leased under operating leases. Under the operating lease method of accounting, the leased asset is recorded at cost and depreciated over its estimated useful life. Rental payments are recorded as revenue over the lease term as earned in accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases". Lease origination costs were capitalized and amortized equally over 36 months.

     DEPRECIATION

Depreciation was computed using the double-declining balance method, taking a full month's depreciation in the month of acquisition, based upon an estimated useful life of 12 years. The depreciation method changed to straight-line when annual depreciation expense using the straight-line method exceeded that calculated by the double-declining balance method. Acquisition fees of $0.8 million, that were paid to FSI, were capitalized as part of the cost of the equipment. Major expenditures

                             Montgomery Partnership
                             (A Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2000

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     DEPRECIATION (CONTINUED)

that were expected to extend the marine vessel's useful life or reduce future equipment operating expenses, were capitalized and amortized over the estimated remaining life of the marine vessel.

     MARINE VESSEL

In accordance with the Financial Accounting Standards Board's Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", FSI reviewed the carrying value of the Partnership's marine vessel at least quarterly, and whenever circumstances indicated that the carrying value of this asset may not be recoverable in relation to expected future market conditions, for the purpose of assessing recoverability of the recorded amounts. If projected undiscounted future cash flows and the fair market value of the marine vessel was less than the carrying value of the marine vessel, a loss on revaluation would have been recorded. No reduction to the carrying value of the marine vessel was required during 2000, 1999, or 1998.

     REPAIRS AND MAINTENANCE

Repair and maintenance costs were generally the obligation of the Partnership.

     NET INCOME (LOSS) AND CASH DISTRIBUTION TO LIMITED PARTNERS

The net income (loss) and cash distributions of the Partnership were generally allocated 99% to the limited partners and 1% to the General Partner. The net income (loss) and cash distributions were allocated to the limited partners based on their percentage of ownership in the Partnership. The limited partners 99% share of net income (loss) and cash distributions were allocated 50% to EGF IV and 50% to EGF V.

Cash distributions were recorded when paid.

     COMPREHENSIVE INCOME (LOSS)

The Partnership's net income (loss) was equal to comprehensive income (loss) for the year ended December 31, 2000, 1999, and 1998.

2.   GENERAL PARTNER

MC contributed $100 of the Partnership's initial capital. MC was owned by two shareholders, EGF IV owned 50% and EGF V owned 50%. Dividends were paid to the shareholders annually, when declared, based on the percentage of ownership each shareholder owns.

3.   TRANSACTIONS WITH AFFILIATES

Under the equipment management agreement, IMI, subject to certain reductions, receives a monthly management fee attributable to owned equipment equal to the lesser of (i) the fees that would be charged by an independent third party for similar services for similar equipment or (ii) 5% of the gross lease revenues attributable to equipment that is subject to operating leases. The Partnership's management fee expense to affiliate was $0, $0.1 million, $0.1 million, respectively, during 2000, 1999, and 1998. The Partnership reimbursed FSI $10,000, $21,000, and $31,000 during 2000, 1999, and

                             Montgomery Partnership
                             (A Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2000

3.   TRANSACTIONS WITH AFFILIATES (CONTINUED)

1998, respectively, for data processing and administrative expenses directly attributable to the Partnership.

Partnership management fees payable to IMI was $-0- and $6,000 as of December 31, 2000 and 1999, respectively.

4.       MARINE VESSEL ON LEASE

During 1999, the Partnership sold the marine vessel with net book value of $3.8 million for proceeds of $7.6 million.

The Partnership's marine vessel was leased to operators of utilization-type leasing pools that include equipment owned by unaffiliated parties. In such instances, revenues earned by the Partnership consist of a specified percentage of the total revenues generated by leasing the pooled equipment to sublessees after deducting certain direct operating expenses of the pooled equipment.

The marine vessel lease was being accounted for as an operating lease. There are no future minimum rentals under non-cancelable leases at December 31, 2000. Per diem and short-term rentals consisting of utilization rate lease payments included in lease revenues amounted to $-0- in 2000, $2.1 million in 1999, and $2.5 million in 1998.

5.   GEOGRAPHIC INFORMATION

The Partnership's marine vessel was leased to multiple lessees in different regions that operated worldwide.

6.   INCOME TAXES

The Partnership is not subject to income taxes, as any income or loss is included in the tax returns of the individual partners owning the Limited Partners. Accordingly, no provision for income taxes has been made in the financial statements of the Partnership.

As of December 31, 2000, there were no temporary differences between the financial statements carrying value of assets and the income tax basis.

7.   CONCENTRATIONS OF CREDIT RISK

Financial   instruments,   which   potentially   subject  the   Partnership   to
concentrations of credit risk, consist principally of lease receivables.

No single lessee accounted for more than 10% of the consolidated revenues for the years ended December 31, 2000, 1999, or 1998. CO. TBN by Messrs. Apex Marine, New York purchased the marine vessel from the Partnership and the gain from the sale accounted for 64% of total consolidated revenues during 1999.

As of December 31, 2000, the General Partner believes the Partnership had no other significant concentrations of credit risk that could have a material adverse effect on the Partnership.